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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, relating to the financial statements of Starbucks Corporation, dated December 7, 2004 (February 18, 2005 as to the effects of Note 2), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement to correct the Company's accounting for tenant improvement allowances and rent holidays under operating leases as described in Note 2), appearing in the Annual Report on Form 10-K/A of Starbucks Corporation for the year ended October 3, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 29, 2005